Exhibit 10.4

June 4, 2015

Lindon G. Robertson

Dear Lindon:
This letter is intended to modify and amend the offer letter dated September 4, 2013 (the “Offer Letter”) between Brooks Automation, Inc. (“Brooks”) and you. In light of your continued performance in the senior executive role as Executive Vice President and Chief Financial Officer, Brooks has agreed to modify certain terms of offer letter relating to your eligibility for salary continuation in the event there is a termination of your employment as set forth below.
The second bulleted paragraph of Section 5 of the Offer Letter is hereby deleted in its entirety and replaced by the following new bulleted paragraphs:

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“If Brooks terminates your employment without “cause” (as defined in Brooks’ equity grant documents), or you terminate your employment for “good reason” (as defined below), you will be eligible for salary continuation payments at your then current base salary for a period of twelve months from your termination date. If you have not secured employment following the initial 12 months of salary continuation, Brooks will continue your salary on a bi-weekly basis for up to 12 additional months while you are not employed. In addition, you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees while you are receiving salary continuation payments. Any salary continuation or benefits will be conditioned upon your signing the Company’s customary Separation Agreement and Waiver of Claims. For the sake of clarity, the salary continuation benefits described above shall not apply to any termination of employment that triggers a payment to you under the Change in Control Agreement dated as of June 2, 2015 between you and the Company.

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For purposes hereof, “good reason” shall mean, without your express written consent, the occurrence of any of the following: (i) a material breach by the Company of any agreement that exists between you and the Company; (ii) a diminution of your responsibilities and authority resulting in responsibilities and authority in material respects inconsistent with the responsibilities and authority of the role of Executive Vice Presidnet and Chief Financial Officer of the Company; (iii) a reduction of your base salary or of any material employee benefit enjoyed by you unless all senior executives of the Company suffer a substantially similar reduction; or (iv) a relocation of your office to a location more than 60 miles from the Company’s headquarters in Chelmsford, Massachusetts.”

Except as set forth above, all other terms and conditions contained in your Offer Letter remain unchanged and in full force and effect. Please acknowledge your agreement with the terms of this letter by signing and returning a copy hereof.
Sincerely yours,

William T. Montone
Senior Vice President, Human Resources